As filed with the Securities and Exchange Commission on July 1, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEOSTEM, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2343568
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

420 Lexington Avenue
Suite 450
New York, New York 10170
(212) 584-4180
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Catherine M. Vaczy, Esq.
Vice President and General Counsel
NeoStem, Inc.
420 Lexington Avenue, Suite 450, New York, New York 10170
(212) 584-4180
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $.001 per share	909,152	(1)	$0.91	(2)	$827,328	(2)	$32.51	(3)
Common Stock, par value $.001 per share	100,000	(4)	$5.00	(5)	$500,000	(5)	$19.65	(3)
Common Stock, par value $.001 per share	3,000	(4)	$4.61	(5)	$13,830	(5)	$0.54	(3)
Common Stock, par value $.001 per share	50,000	(4)	$3.00	(5)	$150,000	(5)	$5.90	(3)
Common Stock, par value $.001 per share	70,000	(4)	$2.00	(5)	$140,000	(5)	$5.50	(3)
Common Stock, par value $.001 per share	835,709	(4)	$1.75	(5)	$1,462,491	(5)	$57.48	(3)
Common Stock, par value $.001 per share	50,000	(4)	$1.30	(5)	$65,000	(5)	$2.55	(3)
Common Stock, par value $.001 per share	50,000	(4)	$1.00	(5)	$50,000	(5)	$1.97	(3)
Total	2,067,861	(1)(4)		$(2)(5)	$3,208,649	(2)(5)	$126.10

(1)	Amount of shares of Common Stock to be registered. To be offered and sold by the selling stockholders.

(2)
Estimated solely for the purpose of computing the amount of the registration fee for the shares of Common Stock to be registered in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices for the Common Stock, $.001 par value per share, as reported by the American Stock Exchange on June 25, 2008, which date was within five business days of the date of this filing.

(3)	This amount is included in the aggregate filing fee for this registration statement of $126.10.

(4)	Amount of shares of Common Stock issuable upon exercise of warrants to be registered. To be offered and sold by the selling stockholders upon the exercise of outstanding warrants.

(5)
Estimated solely for the purpose of computing the amount of the registration fee for the shares of Common Stock issuable upon exercise of warrants to be registered in accordance with Rule 457(g) under the Securities Act, based upon the price at which the warrants may be exercised.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(i)

SUBJECT TO COMPLETION, DATED JULY 1, 2008

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

NEOSTEM, INC.

2,067,861 Shares

Common Stock

Our securityholders named in the table beginning on page 18 of this prospectus are offering an aggregate of 2,067,861 shares of our Common Stock. 909,152 of such shares are currently outstanding and 1,158,709 of such shares are issuable upon the exercise of currently outstanding warrants. We will not receive any proceeds upon the sale of shares by the selling stockholders. We will receive the exercise price of the outstanding warrants that are exercised. See “Use of Proceeds.”

Our Common Stock is traded on the American Stock Exchange under the symbol “NBS.” On June 30, 2008, the reported last sale price of our Common Stock on the American Stock Exchange was $0.99 per share.

Investing in our Common Stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

July     , 2008

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	5
RISKS RELATING TO THE COMPANY’S FINANCIAL CONDITION	5
RISKS RELATING TO THIS OFFERING	6
RISKS RELATING TO THE COMPANY’S BUSINESS	7
RISKS RELATING TO COMPETITION	14
RISKS RELATING TO INTELLECTUAL PROPERTY	15
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	16
USE OF PROCEEDS	17
SELLING SECURITYHOLDERS	17
PLAN OF DISTRIBUTION	20
LEGAL MATTERS	21
EXPERTS	21
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	21
WHERE YOU CAN FIND MORE INFORMATION	22
LIMITATION OF LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	23

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC" or "Commission") utilizing a shelf registration process. Under the shelf registration process, selling stockholders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making any decision whether to invest in the common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in "Where You Can Find More Information, and "Incorporation of Certain Information by Reference" in this prospectus.

We have not authorized anyone to give any information or to make any representations different from that which is contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by NeoStem, Inc. or any such person. Neither the delivery of this prospectus or any accompanying prospectus supplement nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of NeoStem, Inc. since the date hereof. This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

(i)

PROSPECTUS SUMMARY

This summary highlights some information contained or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. Important information is incorporated by reference into this prospectus. To understanding this offering fully, you should read carefully the entire prospectus, including “Risk Factors” and the other information incorporated by reference in this prospectus.

Our Company

NeoStem, Inc. (“we” or “the Company”) is engaged in a platform business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and is pioneering the pre-disease collection, processing and long-term storage of stem cells from adult donors that they can access for their own future medical treatment. We are managing a growing nationwide network of adult stem cell collection centers, and believe that as adult stem cell therapies obtain necessary regulatory approvals and become Standard of Care, individuals will need the infrastructure, methods and procedures being developed by the Company to have their stem cells safely collected and conveniently stored for future therapeutic use. Stem cells, which are very primitive and undifferentiated cells that have the unique ability to transform into many different cells (such as white blood cells, nerve cells or heart muscle cells), can be found in the bone marrow or peripheral blood of adults. The Company only works with adult (not embryonic) stem cells. Using the Company’s process, stem cells are moved (mobilized) by a mobilizing agent administered in the days preceding collection from the bone marrow in which they reside to the peripheral blood and collected through a safe, minimally invasive procedure called “apheresis.” We also recently entered the research and development arena, through the acquisition of a worldwide exclusive license to an early-stage technology to identify and isolate rare stem cells from adult human bone marrow, called VSEL (very small embryonic-like) stem cells. VSELs have many physical characteristics typically found in embryonic stem cells, including the ability to differentiate into specialized cells found in substantially all the different types of cells and tissue that make up the body.

On January 19, 2006 we consummated the acquisition of the assets of NS California, Inc., a California corporation (“NS California”) relating to NS California’s business of collecting and storing adult stem cells. Effective with the acquisition, the business of NS California became our principal business, rather than our historic business of providing capital and business guidance to companies in the healthcare and life science industries. We now provide adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs. Using our proprietary process, we provide the infrastructure, methods and systems that allow adults to have their stem cells safely collected and conveniently banked for future therapeutic use as needed in the treatment of such life-threatening diseases as diabetes, heart disease and radiation sickness that may result from a bioterrorist attack or nuclear accident. According to the National Institutes of Health, there are over 2,000 clinical trials currently underway relating to the use of adult stem cells, over 500 relating to autologous use, in the treatment of numerous serious diseases and conditions, including those that address cardiac disease, autoimmune disorders such as lupus, multiple sclerosis, peripheral vascular diseases, and age related musculoskeletal disorders, as well as diabetes, cancer, neurological disease and wound healing.

During 2007, we were focused on establishing a nationwide network of collection centers in certain major metropolitan areas of the United States to drive growth, with the goal of generating significant revenue in 2008. To date, our revenues generated from the collection, processing and storage of adult stem cells have not been significant. Initial participants in our collection center network have been single physician practices who opened collection centers in California, Pennsylvania and Nevada. Revenues generated by these early adopters have not been significant and are not expected to become significant, and the Company is considering whether to continue to keep the Pennsylvania center active given poor performance of the center and the failure of the center to comply with certain financial obligations under its collection center agreement. However, these centers have served as a platform for the development of the Company’s business model and today the Company is honing its model and focusing on multi-physician and multi-specialty practices joining its network.

•
New York Metropolitan Area: The Company signed an agreement in October 2007 to open an adult stem cell collection center with ProHEALTH Care Associates, one of the largest and most prominent multi-specialty practices in the region, with over 100 doctors and 250,000 patients. In January 2008 ProHEALTH received a provisional license from the New York State Department of Health and the facility launched operations in May 2008. The Company signed an agreement in June 2008 for a New York City stem cell collection center facility and anticipates this facility being operational in the fall of 2008.

•	California: The Company anticipates signing an agreement for a Santa Monica based stem cell collection facility and anticipates this facility being operational in the summer of 2008.

•
Florida: In January 2008 the Company signed an agreement with CelVida LLC (“CelVida”) to open a collection center in the Coral Gables, Florida area and in May 2008 announced that a site for the center has been secured. This center is the result of a development agreement with CelVida to develop and operate stem cell collection centers using NeoStem’s proprietary processes. The founder and President of CelVida, Chester Amedia, Jr., MD, FACP, is an interventional nephrologist with extensive business and patient care experience in the fields of disease management and extracorporeal therapies. The Company anticipates this center will leverage the “Celvida” brand and targets the Latin American community.

•
Northeast expansion: The Company also formed a strategic alliance with New England Cryogenic Center, Inc. (NECC), one of the largest cryogenic laboratories, to provide extensive processing and storage capacity for consumers in August 2007. Due to space constraints at the Company’s California facility and the need for the Company to transfer its processing and storage operation to a larger facility, the Company is including opportunities on the east coast, including utilizing NECC as its primary processing and storage facility. The Company also anticipates the launch of a marketing campaign to NECC’s current 50,000 clients who have stored stem cells for their children from the umbilical cord at birth.

We also recently entered the research and development arena through our acquisition from the University of Louisville of a worldwide exclusive license to the VSEL technology. VSELs have many physical characteristics typically found in embryonic stem cells, including the ability to differentiate into specialized cells found in different types of tissue that would be able to interact with the specific organ in order to repair degenerated, damaged or diseased tissue (the three “Ds” of aging). NeoStem has the ability to harvest and cryopreserve these VSELs from individual patients, setting the stage for their use in personalized regenerative medicine. If VSELs can be expanded from individual patients and their potential to develop into different types of tissue cells maintained, it would represent a significant step toward overcoming the two major limitations in the development of stem cell therapies today, the ethical dilemma regarding use of embryonic stem cells and the immunological problems associated with using cells from a third party donor. In connection with the license agreement, we also entered into a sponsored research agreement with the University of Louisville pursuant to which the Company is funding research relating to our VSEL technology at the laboratory of its co-inventor, Mariusz Ratajczak, M.D., Ph.D., head of the Stem Cell Biology Program at the James Graham Brown Cancer Center at the University of Louisville. The acquisition of the VSEL technology was made through our acquisition of our new subsidiary Stem Cell Technologies, Inc. (“SCTI”) in a stock-for-stock exchange, which as a condition to the acquisition was funded by the seller in amounts sufficient to pay certain near-term costs under the license agreement and the sponsored research agreement. In addition to the research we are currently funding at the University of Louisville, we are also in discussions relating to other research at the University of Louisville to generate data relating to other clinical applications of VSELs, including neural, cardiac and ophthalmic, to expand our research efforts and maximize the value of this technology. We are seeking funding for these programs through the application to the U.S. Small Business Administration for Small Business Innovation Research (SBIR) grants.

In May 2008, we entered into a collection center agreement with the James Graham Brown Cancer Center at the University of Louisville, further expanding our corporate and academic relationship. This unique collection center will allow the harvesting of large numbers of cells from adults donating them for basic research as well as clients paying to have their cells stored for their own future medical need. We believe this is a unique opportunity given the interest of adult stem cell translational scientists and clinicians at the University in exploring the therapeutic potential of VSELs and other adult stem cells of the body. By enabling investigators to have access to large numbers of adult stem cells from interested and informed study subjects, we believe that translational adult stem cell research will move forward at an accelerated pace and that clinical trial designs will be more rapidly implemented to investigate new research findings.

Our company currently pursues generating revenue and earnings from our platform business as follows: (1) upfront and annual fees from the collection centers in our network, (2) patient collection fees, (3) processing center collection fees and (4) storage fees, which represent recurring revenue paid each year or month. We are structuring a direct to consumer marketing plan to drive awareness and target individuals who can afford our services. We have also established a relationship with CareCredit, a GE Financial Services Company and the nation’s leading patient financing program to assist our patients in paying for a portion of our services over time—which we believe opens up a broader client base to us. We are planning to educate individuals that have a family history or early diagnosis of diseases being treated with stem cell therapy as well as those who have banked their infant’s stem cells that can afford this “bioinsurance.” Additionally we are working on establishing collaborations with high profile medical centers and academic institutions involved in cutting edge research and clinical trials relating to stem cells. We believe that there is a significant need for our banking services for our first responders and homeland security personnel. We are moving forward to educate those groups and find resources to protect those individuals who protect us. Our other go-to market strategies include collaboration with cord blood companies, tissue banks, pharmaceutical companies, concierge medical programs, executive health plans, regenerative medicine specialists and first responder groups. In April 2007, the Company participated in the founding of The Stem for Life Foundation (the “Foundation”). The Mission of the Foundation is to heighten public awareness and knowledge of the benefits and promise of adult stem cells in treating serious medical conditions.

The Company is also pursuing businesses that are related to its platform business of collection, processing and storage of adult stem cells which include (i) “medical tourism” due to advanced stem cell therapies developing at a faster pace outside the United States, (ii) supplying collected stem cells for the conduct of adult stem cell research, (iii) storing excess cells collected from a patient at oncology transplant centers, and (iv) supplying stem cells for diagnostic and therapeutic use.

We have engaged in various capital raising activities to pursue these business opportunities. In 2007 we raised $2,500,000 in gross proceeds through the private sale of our common stock, warrants and convertible promissory notes and in August 2007, we completed a public offering of units consisting of shares of common stock and warrants to purchase common stock, which raised gross proceeds of $6,350,000. In May 2008 we completed a private placement of units consisting of shares of common stock and warrants to purchase common stock, which raised gross proceeds of $900,000. Such capital raising activities have enabled us to pursue our business plan and begin to grow our adult stem cell collection and storage business, including expanding marketing and sales activities. However, fully developing our business, particularly defining the optimal marketing and distribution model, has taken longer than anticipated. In order to fully develop our business, we expect to require additional capital.

We are currently actively exploring acquisition opportunities of revenue generating businesses, both domestically and abroad, including businesses that are synergistic with our current business or additive to our current business, and in February 2008 engaged a financial advisor on an exclusive basis for a six month period to assist us in this regard.

On August 29, 2006, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio of one-for-ten shares and to change our name from Phase III Medical, Inc. to NeoStem, Inc. On June 14, 2007, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse split of our Common Stock at a ratio of up to one-for-ten shares in the event it was deemed necessary by our Board of Directors in order to be accepted onto a securities exchange. On July 9, 2007, our Board of Directors approved a one-for-ten reverse stock split to be effective upon the initial closing of the Company’s public offering in order to satisfy the listing requirements of the American Stock Exchange. On August 9, 2007 the reverse split was effective and the Company’s Common Stock commenced trading on The American Stock Exchange under the symbol “NBS.” Accordingly, all numbers in this prospectus have been adjusted to reflect both a one-for-ten reverse stock split which was effective as of August 31, 2006, and the one-for-ten reverse stock split which was effective as of August 9, 2007.

The Company’s prior business was providing capital and business guidance to companies in the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. Additionally, through June 30, 2002, the Company was a provider of extended warranties and service contracts via the Internet at warrantysuperstore.com. The Company was engaged in the “run off” of such extended warranties and service contracts through March 2007.

The Company was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. Our corporate headquarters is located at 420 Lexington Avenue, Suite 450, New York, NY 10170, our telephone number is (212) 584-4180 and our website address is www.neostem.com. The information on our website does not constitute a part of this prospectus. The Company’s information as filed with the Securities and Exchange Commission is available via a link on its websites as well as at www.sec.gov.

The Offering

Our securityholders named in the table beginning on page 18 of this prospectus are offering an aggregate of 2,067,861 shares of our Common Stock. 1,158,709 of such shares are issuable upon the exercise of currently outstanding warrants. We will not receive any proceeds upon the sale of shares of Common Stock by the selling stockholders. We will receive the exercise price of the outstanding warrants that are exercised for cash. See “Use of Proceeds.” The vast majority of the shares being offered hereby were acquired by the selling stockholders as a result of our capital raising activities in May 2008. See “Selling Securityholders.”

RISK FACTORS

An investment in our Common Stock is speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus and incorporated by reference herein before deciding whether to purchase shares of our Common Stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we currently believe to be immaterial may also adversely affect our business and impair our business operations. If any of the following risks actually occur, our business strategy, financial condition or operating results could be harmed. This could cause the trading price of our Common Stock to decline, and you may lose all or part of your investment.

RISKS RELATING TO THE COMPANY’S FINANCIAL CONDITION

 We have a history of operating losses and we will continue to incur losses.

Since our inception in 1980, we have generated only limited revenues from sales and have incurred substantial net losses of $10,445,473, $6,051,400 and $1,745,039 for the years ended December 31, 2007, 2006 and 2005, respectively, and $2,527,189 for the three months ended March 31, 2008. We expect to incur additional operating losses as well as negative cash flow from our adult stem cell collection, processing and storage business operations until we successfully commercialize and develop this business, if ever. It is also expected that, beyond the utilization of the SCTI funds to support the near-term costs relating to our newly-acquired VSEL technology under the license and sponsored research agreements with the University of Louisville Research Foundation, the Company will incur losses and negative cash flow for the foreseeable future as a result of our new research and development activities until the VSEL technology can be successfully implemented, integrated into our business and commercialized, if ever, although the Company hopes to offset some of these costs through SBIR grants.

We have a history of liquidity problems, which may affect our ability to raise capital.

At March 31, 2008, we had a cash balance of $969,776, working capital of $736,000 and stockholders’ equity of $2,114,295. Our history of illiquidity and losses may make it difficult for us to raise capital on favorable terms. We have from time to time raised capital for our activities through the sale of our equity securities and promissory notes. In 2007, we raised gross proceeds of $2,500,000 in January and February through the private placement sale of our common stock and warrants to purchase our common stock, and gross proceeds of $6,350,000 in August through the public offering sale of units consisting of shares of our common stock and warrants to purchase common stock. Most recently, we raised gross proceeds of $900,000 in May 2008 through the private placement sale of our common stock and warrants to purchase our common stock. Such capital raising activities have enabled us to pursue our business plan and begin to grow our adult stem cell collection and storage business, including expanding marketing and sales activities. The funds we obtained through the acquisition of SCTI were sufficient to fund certain near term obligations under our agreements relating to our VSEL technology; however, substantial additional funds will need to be raised in order for us to continue to fund additional research and development activities relating to the VSEL technology, including in order to allow us to meet our development obligations under our license agreement with the University of Louisville Research Foundation. The Company has applied for SBIR grants and also anticipates seeking to obtain funds through applications for other State and Federal grants, direct investments into SCTI, sublicensing arrangements as well as other funding sources to help offset all or a portion of these costs; however, there can be no assurance that such funding will be received.

We will need substantial additional financing to continue operations.

We will require substantial additional capital to fund our current operating plan for our business, including the development of our VSEL technology. In addition, our cash requirements may vary materially from those now planned because of expenses relating to marketing, advertising, sales, distribution, research and development and regulatory affairs, as well as the costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities.

If we are unable to obtain future capital on acceptable terms, this will negatively affect our business operations and current investors.

We expect that in the future we will seek additional capital through public or private financings. Additional financing may not be available on acceptable terms, or at all. If additional capital is raised through the sale of equity, or securities convertible into equity, further dilution to then existing stockholders will result. If additional capital is raised through the incurrence of debt, our business could be affected by the amount of leverage incurred. For instance, such borrowings could subject us to covenants restricting our business activities, paying interest would divert funds that would otherwise be available to support commercialization and other important activities, and holders of debt instruments would have rights and privileges senior to those of equity investors. If we are unable to obtain adequate financing on a timely basis, we may be required to delay, reduce the scope of or eliminate some of our planned activities, any of which could have a material adverse effect on the business.

We will continue to experience cash outflows.

We continue to incur expenses, including the salary of our executive officers, rent, legal, marketing and accounting fees, insurance and general administrative expenses. We are building the infrastructure for our business and will experience additional cash outflows in the foreseeable future. It is not possible at this time to state whether we will be able to finance these cash outflows or when we will be able to achieve and sustain a positive cash position. Our ability to become profitable will depend on many factors, including our ability to successfully commercialize and develop the business. We cannot assure that we will ever become profitable and we expect to continue to incur losses. NS California, the company from which we initially acquired our adult stem cell business, had nominal operations and nominal assets at the time of our acquisition. From its inception in 2002 through September 30, 2005, NS California had aggregate revenues of $25,500, and aggregate losses of $2,357,940. We cannot guarantee that we will be more successful than NS California in achieving sufficient revenues for profitability. Even if we do achieve profitability, we cannot guarantee that we can sustain or increase profitability in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, then our business, results of operations, financial condition and cash flows will be materially and adversely affected. Because our strategy might include acquisitions of other businesses, products or technologies, acquisition expenses and any cash used to make these acquisitions will reduce our available cash.

RISKS RELATING TO THIS OFFERING

 Our stock has historically had limited trading volume.

Our common stock currently trades on the American Stock Exchange and until August 9, 2007 was traded on the OTC Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. Our stock has generally been thinly traded and, although trading volume has increased since it has commenced trading on the American Stock Exchange, we cannot assure you that our stock will continue to have improved liquidity or that it will increase above current levels. As a result, an investor may find it difficult to dispose of our common stock.

Our stock price could be volatile.

The price of our common stock has fluctuated widely in the past and may be more volatile in the future. Factors such as the announcements of government regulation, new products or services introduced by us or by our competition, healthcare legislation, trends in health insurance, litigation, fluctuations in operating results, our success in commercializing our business, market conditions for healthcare stocks in general as well as economic recession or other factors could have a significant impact on the future price of our common stock. The historically low volume of trading in our common stock has made it more vulnerable, and it may continue to be more vulnerable, to rapid changes in price in response to market conditions.

Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock.

We had 6,003,212 shares of common stock outstanding as of June 30, 2008. The following securities that may be exercised for, or are convertible into, shares of our common stock were issued and outstanding as of June 30, 2008:

• Options. Stock options to purchase 1,803,300 shares of our common stock at a weighted average exercise price of approximately $4.00 per share.

• Warrants. Warrants to purchase 2,443,147 shares of our common stock at a weighted average exercise price of approximately $4.89 per share.

• Class A Warrants. Warrants to purchase 635,000 shares of our common stock at an exercise price of $6.00 per share. The Class A warrants were issued in our public offering in August 2007.

• Underwriters Warrants. Warrants issued to the underwriter in our public offering in August 2007 to purchase 95,250 shares of our common stock at an exercise price of $6.50 per share (130% of the price of the common stock sold in the public offering).

The vast majority of the outstanding shares of our common stock, as well as substantially all the shares of our common stock that may be issued under our outstanding options, warrants, Class A warrants and underwriter warrants, are or will be registered or otherwise not restricted from trading.

Our outstanding warrants may negatively affect our ability to raise additional capital.

During the terms of our outstanding warrants, Class A warrants and underwriter warrants, their holders are given the opportunity to profit from a rise in the market price of our common stock. So long as these warrants are outstanding, the terms on which we could obtain additional capital may be adversely affected. The holders of these warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by these warrants.

Failure To Maintain Effective Internal Controls In Accordance With Section 404 Of The Sarbanes-Oxley Act Could Have A Material Adverse Effect On Our Business And Stock Price.

If we fail to maintain adequacy of our internal controls in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our stock price.  During the course of our testing of our internal controls, we may identify, and have to disclose, material weaknesses or significant deficiencies in our internal controls that will have to be remediated. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements may negatively affect our stock price.

RISKS RELATING TO THE COMPANY’S BUSINESS

If the potential of stem cell therapy to treat serious disease is not realized, the value of our stem cell collection, processing and storage and our development programs could be significantly reduced.

The potential of stem cell therapy to treat serious disease is currently being explored. Stem cell therapy is not a commonly used procedure and it has not been proven in clinical trials that stem cell therapy will be an effective treatment for diseases other than those currently addressed by hematopoietic stem cell transplants (hematopoietic stem cells are the stem cells from which all blood cells are made). No stem cell products have been successfully developed and commercialized to date, and none have received regulatory approval in the United States or internationally. Stem cell therapy may be susceptible to various risks, including undesirable and unintended side effects, unintended immune system responses, inadequate therapeutic efficacy or other characteristics that may prevent or limit its approval or commercial use. The value of our stem cell collection, processing and storage and our development programs could be significantly reduced if the use of stem cell therapy to treat a wide-range of serious diseases is not proven effective in the near future.

Because the stem cell industry is subject to rapid technological and therapeutic changes, our future success will materially depend on the viability of the commercial use of stem cells for the treatment of disease.

Our success materially depends on the development of therapeutic treatments and cures for disease using stem cells. The broader medical and research environment for such treatments and cures critically affects the utility of stem cells, the services we offer to the public, and our future success. The value of stem cells in the treatment of disease is subject to potentially revolutionary technological, medical and therapeutic changes. However, future technological and medical developments or improvements in conventional therapies could render the use of stem cells and our services and equipment obsolete and unmarketable. As a result, there can be no assurance that our services will provide competitive advantages over other technologies. If technological or medical developments arise that materially alter the commercial viability of our technology or services, we may be forced to incur significant costs in replacing or modifying equipment in which we have already made a substantial investment prior to the end of its anticipated useful life. Alternatively, significant advances may be made in other treatment methods or in disease prevention techniques which could significantly reduce or entirely eliminate the need for the services we provide. The materialization of any of these risks could have a material adverse effect on our business, financial condition, the results of operations or our ability to operate at all.

We may be forced to undertake lengthy and costly efforts to build market acceptance of our stem cell collection, processing and storage services, the success of which is critical to our profitability. There can be no assurance that these services will gain market acceptance. To date, only a minimal number of collections have been performed at the collection centers in our network.

Our future success in the business of collecting, processing and storing adult stem cells depends on the successful and continued market acceptance of this service. Broad use and acceptance of our service requires marketing expenditures and education and awareness of consumers and medical practitioners who, under present law, must order stem cell collection on behalf of a potential customer. The time and expense required to educate and build awareness of our services and its potential benefits could significantly delay market acceptance and our ultimate profitability. The successful commercialization of our services will also require that we satisfactorily address the concerns of medical practitioners in order to avoid potential resistance to recommendations for our services and ultimately reach our potential consumers. No assurances can be given that our business plan and marketing efforts will be successful, that we will be able to commercialize our services, or that there will be market acceptance of our services or clinical acceptance of our services by physicians sufficient to generate any material revenues for us. To date, only a minimal number of collections have been performed at the collection centers in our network.

Ethical and other concerns surrounding the use of stem cell therapy may increase the regulation of or negatively impact the public perception of our stem cell services, thereby reducing demand for our services.

The use of embryonic stem cells for research and stem cell therapy has been the subject of debate regarding related ethical, legal and social issues. Although our business only utilizes adult stem cells and does not involve the more controversial use of embryonic stem cells, the use of other types of human stem cells for therapy could give rise to similar ethical, legal and social issues as those associated with embryonic stem cells. Additionally, it is possible that our business could be negatively impacted by any stigma associated with the use of embryonic stem cells if the public fails to appreciate the distinction between the use of adult versus embryonic stem cells. The commercial success of our business will depend in part on public acceptance of the use of stem cell therapy, in general, for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that stem cell therapy is unsafe or unnecessary, and stem cell therapy may not gain the acceptance of the public or the medical community. Public pressure or adverse events in the field of stem cell therapy that may occur in the future also may result in greater governmental regulation of our business creating increased expenses and potential regulatory delays relating to the approval or licensing of any or all of the processes and facilities involved in our stem cell banking services. In the event that the use of stem cell therapy becomes the subject of adverse commentary or publicity, our business could be adversely affected and the market price for our common stock could be significantly harmed.

We operate in a highly regulated environment, and our failure to comply with applicable regulations, registrations and approvals would materially and adversely affect our business.

Historically, the FDA has not regulated banks that collect and store stem cells. More recent changes, however, require establishments engaged in the recovery, processing, storage, labeling, packaging or distribution of any Human Cells, Tissues, and Cellular and Tissue-Based Products (HCT/Ps) or the screening or testing of a cell tissue donor to register with the FDA. The registration requirement was effective as of January 2004 and we are currently so registered. The FDA also adopted rules in May 2005 that regulate current Good Tissues Practices (cGTP). We may be or become subject to such regulations, and there can be no assurance that we will be able, or will have the resources, to comply. Future FDA regulations could also adversely impact or limit our ability to market or perform our services. In order to collect and store blood stem cells we must conduct (or arrange for the conduct of) a variety of laboratory tests which are regulated under the federal Clinical Laboratory Improvement Amendments (CLIA). Any facility conducting regulated tests must obtain a CLIA certificate of compliance and submit to regular inspection.

Some states require additional regulation and oversight of clinical laboratories operating within their borders and some impose obligations on out-of-state laboratories providing services to their residents. Many of the states in which we, our strategic partners or members of our collection network engage in collection, processing or storage activities have licensing requirements that must be complied with. Additionally, there may be state regulations impacting the use of blood products that would impact our business. We currently have a biologics license from the State of California. We also have two provisional licenses from the State of New York, which permit the Company’s California facility to collect, process and store hematopoietic progenitor cells (“HPCs”) collected from New York residents, and also permit the solicitation in New York relating to the collection of HPCs. A third provisional license received in January 2008, permits the California facility to collect, process, store and use for medical research HPCs collected from New York residents. NECC, the cryogenic laboratory with whom we have formed a strategic alliance to provide additional processing and storage capacity for consumers on the East Coast, received a license from the State of New York in May 2008 to process, store and use for research HPCs collected from New York residents. Each such license is subject to certain limitations. There can be no assurance that we, our strategic partners or members of our collection center network will be able to obtain any necessary licenses required to conduct business in any states, or maintain licenses that are required and obtained with respect to such states, including California and New York. We may also be subject to state and federal privacy laws related to the protection of our customers’ personal health information to which we would have access through the provision of our services. We may be required to spend substantial amounts of time and money to comply with any regulations and licensing requirements, as well as any future legislative and regulatory initiatives. Failure to comply with applicable regulatory requirements or delay in compliance may result in, among other things, injunctions, operating restrictions, and civil fines and criminal prosecution which would have a material adverse effect on the marketing and sales of our services and impair our ability to operate profitably or preclude our ability to operate at all in the future. The Company will need to transfer its processing and storage operations to a larger facility due to space constraints at its California facility. The Company is considering opportunities on the east coast, including utilizing NECC as its primary processing and storage facility and opening a processing and storage facility in connection with its activities at the University of Louisville or at some other AABB licensed facility. Any delay in complying with licensing requirements applicable to a new processing and storage facility could have a material adverse impact on our business.

Our adult stem cell collection, processing and storage business was not contemplated by many existing laws and regulations.

The service that we provide is unique. It is not medical treatment, although it involves medical procedures. It is not clinical research, although we have recently entered the research and development arena relating to the VSEL technology and additional research participation is part of our business plan. Our research activities are subject to different regulations than our commercial activities. Our adult stem cell collection, processing and storage business was not contemplated by many of the regulations in the field in which we operate and as a result, there is often considerable uncertainty when we are analyzing the applicability of regulatory requirements. We have devoted significant resources to ensuring compliance with those laws that we believe to be applicable and when applicability of a law is in doubt, we have opted to comply in order to minimize risk. It is possible, however, that regulators may disagree with some of our interpretations of the law prompting additional compliance requirements or even enforcement actions. Such enforcement may have a material adverse effect on our operations or may require re-structuring of our operations or impair our ability to operate profitably.

Our failure to comply with laws related to hazardous materials could materially harm us.

We are subject to state and federal laws regulating the proper disposal of biohazardous material. Although we believe we are currently in compliance with all such applicable laws, a violation of such laws, or the future enactment of more stringent laws or regulations, could subject us to liability for noncompliance and may require us to incur costs and/or otherwise have a material adverse effect on our ability to do business.

Side effects or limitations of the stem cell collection process or a failure in the performance of our cryopreservation storage facility or systems could harm our business and reputation.

To the extent a customer experiences adverse side effects from the stem cell collection process, the quantities of stem cells collected through our process are ultimately determined to be in inadequate therapeutic amounts, or our cryopreservation storage service is disrupted, discontinued or our ability to provide banked stem cells is impaired for any reason, our business and operations could be adversely affected. Any equipment failure that causes a material interruption or discontinuance in our cryopreservation storage of stem cell specimens could result in stored specimens being damaged and unable to be utilized. Adverse side effects of the collection process, limitations of the collection process (such as whether the collection process produces a sufficient quantity of stem cells for all future therapeutic applications) or specimen damage (including contamination or loss in transit to us), could result in litigation against us and reduced future revenue, as well as harm to our reputation. Our insurance may not adequately compensate us for any losses that may occur due to any such adverse side effects, limitations or failures in our system or interruptions in our ability to maintain proper, continued, cryopreservation storage services. Our systems and operations are vulnerable to damage or interruption from fire, flood, equipment failure, break-ins, tornadoes and similar events for which we do not have redundant systems or a formal disaster recovery plan and we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any claim of adverse side effects or limitations or material disruption in our ability to maintain continued uninterrupted storage systems could have a material adverse effect on our business, operating results and financial condition.

We are dependent on existing relationships with third parties to conduct our business.

Our process of collecting stem cells currently involves the injection of a “mobilizing agent” which causes the stem cells to leave the bone marrow and enter into the blood stream. The injection of this mobilizing agent is an integral part of the collection process. There is currently only one supplier of this mobilizing agent, and we are currently dependent upon our relationship with such supplier to maintain an adequate supply. Although we continue to explore alternative methods of stem cell collection, there can be no assurance that any such methods will prove to be successful. In the event that our supplier is unable or unwilling to continue to supply a mobilizing agent to us on commercially reasonable terms, and we are unable to identify alternative methods or find substitute suppliers on commercially reasonable terms, we may not be able to successfully commercialize our business. We are also currently using only one outside “apheresis” provider that also is expected to be the apheresis provider to certain of our collection centers being operated by members of our network. “Apheresis” is the process through which stem cells are extracted from a patient’s whole blood and it is an integral part of our collection process. Although other third parties could provide apheresis services, any disruption in the relationship with this service would cause a delay in the delivery of our services. In order to successfully commercialize our business, we will continue to depend upon our relationship with such companies or we or the collection centers operated by members of our network will need to develop internal capabilities to provide this service and obtain appropriate licensure. See also “- Our new research and development activities present additional risks” for additional risks relating to our dependence on third parties for development of our VSEL technology.

Our success will depend in part on establishing and maintaining effective strategic partnerships and collaborations, which may impose restrictions on our business and subject us to additional regulation.

A key aspect of our business strategy is to establish strategic relationships in order to gain access to critical supplies, to expand or complement our research and development or commercialization capabilities, or to reduce the cost of research and development or commercializing services on our own. There can be no assurance that we will enter into such relationships, that the arrangements will be on favorable terms or that such relationships will be successful. Relationships with licensed professionals such as physicians may be subject to state and federal laws including fraud and abuse regulations restricting the referral of business, prohibiting certain payments to physicians, or otherwise limiting our options for structuring a relationship. If our services become widely reimbursable by government or private insurers, we could be subject to additional regulation and perhaps additional limitations on our ability to structure relationships with physicians. Additionally, state regulators may impose restrictions on the types of business relationships into which licensed physicians or other licensed professionals may enter. Failure to comply with applicable fraud and abuse regulations or other regulatory requirements could result in civil fines, criminal prosecution or other sanctions. Even if we do enter into these arrangements, we may not be able to maintain these relationships or establish new ones in the future on acceptable terms. Furthermore, these arrangements may require us to grant certain rights to third parties, including exclusive rights or may have other terms that are burdensome to us. If any of our partners terminate their relationship with us or fail to perform their obligations in a timely manner, our research and development activities or commercialization of our services may be substantially impaired or delayed. If we fail to structure our relationships with physicians in accordance with applicable fraud and abuse laws or other regulatory requirements it could have a material adverse effect on our business.

We are dependent upon our management, scientific and medical personnel and we may face difficulties in attracting qualified employees or managing the growth of our business.

Our future performance and success are dependent upon the efforts and abilities of our management, medical and scientific personnel. Furthermore, our future growth will require hiring a significant number of qualified technical, medical, scientific, commercial, business and administrative personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. If we are not able to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, including those required in order for us to obtain and maintain appropriate licensure, we may not be able to sustain our operations or achieve our business objectives. Our failure to manage growth effectively could limit our ability to achieve our commercialization and other goals relating to, and we may fail in developing, our new business.

General economic recession could negatively impact demand for our services.

Economic recession, including attendant job loss, could negatively impact the demand for our services.

Our new research and development activities present additional risks.

Our new research and development activities relating to the VSEL technology are subject to many of the same risks as our adult stem cell collection, processing and storage business, and there can be no assurance that we independently or through collaborations will successfully develop, commercialize or market our processing, collection and storage activities utilizing this VSEL technology.  Further, we have development obligations under our exclusive license agreement with the University of Louisville pursuant to which we have licensed the VSEL technology. As we currently have minimal capacity to conduct research and development activities, to assist in meeting such development obligations we have entered into a sponsored research agreement with the University of Louisville pursuant to which research services are being provided and on which we are currently dependent on their performance in developing the VSEL technology. Additional research projects at the University of Louisville are also being pursued. We will, however, require additional research and development capacity and access to funds to meet our obligations under the license agreement and fully develop the VSEL technology and integrate it into our business, and expect losses to increase as our research and development efforts progress. The Company had applied for SBIR grants and also anticipates seeking to obtain such funds through applications for other State and Federal grants, direct investments into SCTI, sublicensing arrangements as well as other funding sources to help offset all or a portion of these costs; however, there can be no assurance that such funds will be received. We must also develop increased internal research capability and sufficient laboratory facilities or establish relationships with third parties to provide such research capability and facilities. There can be no assurance that we will be able to establish and maintain such relationships on commercially acceptable terms, if at all. Further, we must meet payment and other obligations under the license and sponsored research agreements. The license agreement requires the payment of certain license fees, royalties and milestone payments, payments for patent filings and applications and the use of due diligence in developing and commercializing the VSEL technology. The sponsored research agreement requires periodic and milestone payments. Our failure to meet financial or other obligations under the license or sponsored research agreements in a timely manner could result in the loss of some or all of our rights to proprietary technology (as an example, portions of the license may be converted to a non-exclusive license or it can be terminated entirely), and/or we could lose our right to have the University of Louisville conduct research and development efforts.

The commercial viability of our VSEL technology is subject to substantially the same risks as our adult stem cell collection, processing and storage business, but it will also depend upon the ability to successfully expand the number of VSELs collected through our adult stem cell collection process into a therapeutically viable amount as well as the utility of VSELs for therapeutic purposes. As the number of VSELs which can be isolated from the adult peripheral blood collected is relatively small, the ability to create a therapeutic quantity of VSELs from a small number of cells will be essential to effectively using VSELs. There are many biotechnology laboratories attempting to develop stem cell expansion technology, but to date, stem cell expansion techniques are very inefficient and typically the target cells stop dividing naturally, keeping the yield low. A critical aspect of our adult stem cell collection and banking service relating to the VSEL technology will therefore be the utilization of stem cell expansion processes, and there can be no assurance that such technology will be available. Moreover, stem cell collection and harvesting techniques are becoming the subject of new and rapidly developing technologies and could undergo significant change in the future. Rapid technological development could result in our VSEL technology becoming obsolete prior to its successful integration into the process and commercialization of our collection, processing and storage business. Successful biotechnology development in general is highly uncertain and is dependent on numerous factors, many of which are beyond our control. Technology that appears promising in the early phases of development may fail to be successfully commercialized for numerous reasons, including, but not limited to competing technologies for the same indication.

We believe that the VSEL technology is properly classified under the FDA’s HCT/P regulatory paradigm and not as a medical device or as a biologic or drug.  There can be no assurance that the FDA would agree that this category of regulatory classification applies to the VSEL technology, and the reclassification of this technology could have adverse consequences for us and make it more difficult or expensive for us to conduct this business by requiring regulatory clearance, approval and/or compliance with additional regulatory requirements.

Any future acquisitions may expose us to additional risks.

We continuously review acquisition prospects that would complement our current business, increase the size and geographic scope of our operations or otherwise offer revenue generating or other growth opportunities. We recently engaged the services of a financial advisor for a six month period on an exclusive basis to assist us in exploring acquisition opportunities of revenue generating businesses, both domestically or abroad, including businesses that are synergistic with or additive to our current business. The financing for any of these acquisitions could dilute the interests of our stockholders, result in an increase in our indebtedness or both. Acquisitions may entail numerous risks, including:

•	difficulties in assimilating acquired operations, technologies or products, including the loss of key employees from acquired businesses;

•	diversion of management’s attention from our core business;

•	risks of entering markets (including those overseas) in which we have limited or no prior experience; and

•	our management team has limited experience in purchasing and integrating new businesses.

Our failure to successfully complete the integration of any acquired business could have a material adverse effect on our business, financial condition and operating results. In addition, there can be no assurance that we will be able to identify suitable acquisition candidates or consummate acquisitions on favorable terms.

RISKS RELATING TO COMPETITION

The stem cell preservation market has and continues to become increasingly competitive.

We may face competition from companies with far greater financial, marketing, technical and research resources, name recognition, distribution channels and market presence than us, who are marketing or developing new services that are similar to the services that are now being or may in the future be developed by us. There can be no assurance that we will be able to compete successfully.

For example, in the established market for cord blood stem cell banking, the growth in the number of families banking their newborn’s cord blood stem cells has been accompanied by an increasing landscape of competitors. Our business, which has been more recently developed, already faces competition from other established operators of stem cell preservation businesses and providers of stem cell storage services. We believe that certain of our competitors have established stem cell banking services to process and store stem cells collected from adipose tissue (fat tissue). This type of stem cell banking will require partnering with cosmetic surgeons who perform liposuction procedures. In addition, we believe the use of adult stem cells from adipose tissue will require extensive clinical trials to prove the safety and efficacy of such cells and the enzymatic process required to extract adult stem cells from fat. From a technology perspective this ability to expand a small number of stem cells could present a competitive alternative to stem cell banking. The ability to create a therapeutic quantity of stem cells from a small number of cells is essential to using embryonic stem cells and would be desirable to treat patients who can only supply a small number of their own stem cells. There are many biotechnology laboratories attempting to develop stem cell expansion technology, but to date, stem cell expansion techniques are very inefficient and typically the target cells stop dividing naturally, keeping the yield low. This could also have an adverse effect on our ability to fully utilize our VSEL technology, which will be dependent upon access to reliable stem cell expansion technology. However, even though reliable stem cell expansion technology may ease some of the limitations of the competitive alternatives to our business, it would also allow us to utilize the VSEL technology and also complement adult stem cell banking by allowing individuals to extend the banking of an initial collection of cells for many applications.

We also understand that other technologies are being developed which claim the ability to harvest stem cells through a variety of other techniques, such as turning skin cells into cells that behave like embryonic stem cells or harvesting stem cells from the pulp of baby teeth. No assurance can be given that such technologies, or any other technologies, will not ultimately prove to be more successful, have a faster rate of market penetration or have broader application than ours. There can be no assurance that technological or medical breakthroughs by our current or future competitors will not render the Company’s business of stem cell preservation commercially or otherwise unappealing or obsolete. In addition, the Company believes that one’s use of their own (autologous) stem cells presents fewer risks and increases the therapeutic value of stem cell therapy but the Company could nonetheless face competition from companies seeking to promote the benefits of third party donors.

In the event that we are not able to compete successfully with our current or potential competitors, it may be difficult for us to grow our revenue and maintain our existing business without incurring significant additional expenses to try to refine our technology, services or approach to our business to better compete, and even then there would be no guarantee of success.

We may face competition in the future from established cord blood banks and some hospitals.

Cord blood banks such as ViaCord (a division of ViaCell International, a wholly-owned subsidiary of PerkinElmer, Inc.) or Cryo-Cell International may be drawn to the field of stem cell collection because their processing labs and storage facilities can be used for processing adult stem cells from peripheral blood and their customer lists may provide them with an easy access to the market. We estimate that there are approximately 60 cord blood banks in the United States, approximately half of which are autologous (donor and recipient are the same) and approximately half of which are allogeneic (donor and recipient are not the same). Hospitals that have transplant centers to serve cancer patients may elect to provide some or all of the services that we provide. We estimate that there are approximately 200 hospitals in the United States with stem cell transplant centers. All of these competitors may have access to greater financial resources. In addition, other established companies with greater access to financial resources may enter our markets and compete with us. There can be no assurance that we will be able to compete successfully.

RISKS RELATING TO INTELLECTUAL PROPERTY

There is significant uncertainty about the validity and permissible scope of patents in the biotechnological industry. We may not be able to obtain patent protection.

There can be no assurance that the patent applications to which we hold rights will result in the issuance of patents, or that any patents issued or licensed to our company will not be challenged and held to be invalid or of a scope of coverage that is different from what we believe the patent’s scope to be. Further, there can be no assurance that any future patents related to these technologies will ultimately provide adequate patent coverage for or protection of our present or future technologies, products or processes. Our success will depend, in part, on whether we can obtain patents to protect our own technologies; obtain licenses to use the technologies of third parties if necessary, which may be protected by patents; protect our trade secrets and know-how; and operate without infringing the intellectual property and proprietary rights of others.

We may be unable to protect our intellectual property from infringement by third parties.

Despite our efforts to protect our intellectual property, third parties may infringe or misappropriate our intellectual property or may develop intellectual property competitive to ours. Our competitors may independently develop similar technology, duplicate our processes or services or design around our intellectual property rights. As a result, we may have to litigate to enforce and protect our intellectual property rights to determine their scope, validity or enforceability. Intellectual property litigation is costly, time-consuming, diverts the attention of management and technical personnel and could result in substantial uncertainty regarding our future viability. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection would limit our ability to develop and/or market our services in the future. This would also likely have an adverse affect on the revenues generated by any sale or license of such intellectual property. Furthermore, any public announcements related to such litigation or regulatory proceedings could adversely affect the price of our common stock.

Third parties may claim that we infringe on their intellectual property.

We also may be subject to costly litigation in the event our technology infringes upon another party’s proprietary rights. Third parties may have, or may eventually be issued, patents that would be infringed by our technology. Any of these third parties could make a claim of infringement against us with respect to our technology. We may also be subject to claims by third parties for breach of copyright, trademark or license usage rights. An adverse determination in any litigation of this type could require us to design around a third party’s patent, license alternative technology from another party or otherwise result in limitations in our ability to use the intellectual property subject to such claims. Litigation and patent interference proceedings could result in substantial expense to us and significant diversion of efforts by our technical and management personnel. An adverse determination in any such interference proceedings or in patent litigation to which we may become a party could subject us to significant liabilities to third parties or, as noted above, require us to seek licenses from third parties. If required, the necessary licenses may not be available on acceptable financial or other terms or at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us, in whole or in part, from commercializing our products, which could have a material adverse effect on our business, financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement we may use in connection with this prospectus, and the documents we incorporate by reference into this prospectus or any such prospectus supplement contain or will contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. For this purpose, any statements contained herein that relate to future events or conditions, including without limitation, the statements included or incorporated by reference into this prospectus or any prospectus supplement regarding our financial position, potential, business strategy, efforts, plans and objectives for future operations and potential acquisitions and funding, may be deemed to be forward-looking statements. All such statements, which are all statements other than of historical fact, involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These statements are commonly identified by the use of such terms and phrases as “intends,” “expects,” “anticipates,” “should,” “estimates,” “seeks,” “believes,” “plans,” “may,” “will,” “could” and “continue” or similar expressions or other variations or comparable terminology. Additionally, statements concerning our ability to develop the adult stem cell business, to develop the VSEL technology, the future of regenerative medicine and the role of adult stem cells and VSELs in that future, the future use of adult stem cells and VSELs as a treatment option and the potential revenue growth of such business are forward-looking statements. Our ability to enter the adult stem cell arena, our success in such arena, our ability to expand our operations and future operating results are dependent upon many factors, including but not limited to: (i) our ability to obtain sufficient capital or a strategic business arrangement to fund our expansion plans; (ii) our ability to build the management and human resources and infrastructure necessary to support the growth of our business; (iii) competitive factors and developments beyond our control; (iv) scientific and medical developments beyond our control; (v) our inability to obtain appropriate governmental licenses or any other adverse effect or limitations caused by government regulation of the business; (vi) whether any of our current or future patent applications result in issued patents; and (vii) other risk factors discussed in “Risk Factors” contained or incorporated by reference herein and in any applicable prospectus supplement. We cannot guarantee future results or achievements, and prospective investors are cautioned not to place undue reliance on these forward-looking statements. In addition, any forward-looking statements represent our expectation only as of the date they are made and should not be relied on as representing our expectations as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as specifically required by law and the rules of the SEC, even if our expectations change or as a result of new information, future events or otherwise. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other condition, results of operations, prospects and ability to service our debt.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Common Stock covered hereby, by any of the selling stockholders. Some of the shares of Common Stock to be sold in this offering have not yet been issued and will only be issued upon the exercise of warrants. We will receive estimated proceeds of approximately $2,381,321 if all such warrants are exercised for cash, however, certain of our outstanding warrants have a cashless exercise feature. We intend to use any proceeds received from the exercise of the warrants for general corporate purposes, including the funding of development activities. We expect to incur expenses of approximately $11,926 in connection with this offering.

SELLING SECURITYHOLDERS

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, to register for resale (i) 909,152 shares of outstanding Common Stock; and (ii) 1,158,709 shares of Common Stock issuable upon exercise of outstanding warrants, for an aggregate of 2,067,861 shares of Common Stock, all of which have not previously been registered. All of the shares and warrants are owned by the selling securityholders.

Selling securityholders who acquired Company securities in the May 2008 private placement (defined below) acquired registration rights with respect to (i) 750,006 shares of Common Stock and (ii) 750,006 shares of Common Stock issuable upon exercise of warrants, for an aggregate of 1,500,012 shares of Common Stock. In May 2008, the Company raised an aggregate of $900,000 through the private placement of 750,006 units at a price of $1.20 per unit to 16 accredited investors (the “May 2008 private placement”). Each unit was comprised of one share of Common Stock and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share (the "Warrants"), at a per-Unit price of $1.20. The Warrants are not exercisable for a period of six months and are redeemable by the Company in certain circumstances. In connection with the May 2008 private placement, the Company issued as partial finders’ fees to accredited investors, five year warrants to purchase an aggregate of 35,703 shares of Common Stock. Such warrants contain generally the same terms as those sold to the investors, except they contain a cashless exercise feature and piggyback registration rights. All of such shares of common stock, and shares of common stock issuable upon exercise of all such warrants, are being registered for resale.

The other selling securityholders acquired their shares of Common Stock and/or warrants in connection with provision of consulting, investor relations or investment banking services to the Company.

Stock Ownership

The table below sets forth the number of shares of Common Stock that are:

•	owned beneficially by each of the selling stockholders;

•	offered by each selling stockholder pursuant to this prospectus;

•
to be owned beneficially by each selling stockholder after completion of the offering, assuming that all of the warrants held by the selling stockholder are exercised and all of the shares offered in this prospectus are sold and that none of the other shares held by the selling stockholders if any, are sold; and

•
the percentage to be owned by each selling stockholder after completion of the offering, assuming that all of the warrants held by the selling stockholder are exercised and all of the shares offered in this prospectus are sold and that none of the other shares held by the selling stockholder, if any, are sold.

For purposes of this table each selling stockholder is deemed to beneficially own:

•	the issued and outstanding shares of Common Stock owned by the selling stockholder as of June 30, 2008;

•	the shares of Common Stock underlying all warrants being registered hereunder owned by the selling stockholders;

•
the shares of Common Stock underlying any other options or warrants owned by the selling stockholder which are exercisable as of June 30, 2008 or which were exercisable within 60 days after June 30, 2008.

Because the selling stockholders may offer all or some portion of the above-referenced securities under this prospectus or otherwise, no estimate can be given as to the amount or percentage that will be held by the selling stockholders upon termination of any sale. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of such securities since the date on which information in this table is provided, in transactions exempt from the registration requirements of the Securities Act. Information about the selling stockholders may change from time to time. Any changed information will be set forth in prospectus supplements, if required.

Except as otherwise noted, none of such persons or entities has had any material relationship with us during the past three years.

In connection with the registration of the shares of Common Stock offered in this prospectus, we will supply prospectuses to the selling stockholders.

Name	Number of Shares beneficially owned before Offering	Number of Outstanding Shares being offered hereby	Number of Shares Underlying Warrants being offered hereby	Number of Shares beneficially owned after the Offering	Percentage of Shares beneficially owned after the Offering[1]

Consulting for Strategic Growth 1, Ltd.[2]	66,000	50,000	0	16,000	Less than 1%
JH Darbie & Co., Inc.[3]	16,263	9,146	7,117	0	Less than 1%
Dekko Foundation[4]	85,000	20,000	20,000	45,000	Less than 1%
David Gardner	100,000	50,000	50,000	0	Less than 1%
JFS Investments Inc.[5]	170,000	50,000	120,000	0	Less than 1%

1 The percentage of stock outstanding for each stockholder after the offering is calculated by dividing (i) (A) the number of shares of Common Stock deemed to be beneficially held by such stockholder as of June 30, 2008, minus (B) the number of shares being offered in this offering by such stockholder (including shares underlying warrants) by (i) the sum of (A) the number of shares of Common Stock outstanding as of June 30, 2008 plus (B) the number of shares of Common Stock issuable upon the exercise of options and warrants held by such stockholder which were exercisable as of June 30, 2008 or which will be exercisable within 60 days after June 30, 2008.

2 Consulting for Strategic Growth 1, Ltd. serves as a consultant to the Company. Beneficial ownership includes 11,500 shares of Common Stock underlying warrants, none of which are being offered pursuant to this Prospectus.

3 JH Darbie & Co., Inc. was a party to a non-exclusive investment banking agreement with the Company and acted as a finder in connection with the May 2008 private placement. JH Darbie & Co., Inc. is a broker-dealer.

4 Beneficial ownership includes 35,000 shares of Common Stock underlying warrants, 15,000 of which are not being offered pursuant to this Prospectus.

5 JFS Investments, Inc. serves as a consultant to the Company.

Name	Number of Shares beneficially owned before Offering	Number of Outstanding Shares being offered hereby	Number of Shares Underlying Warrants being offered hereby	Number of Shares beneficially owned after the Offering	Percentage of Shares beneficially owned after the Offering[1]

Adam M. LeFebvre	41,668	20,834	20,834	0	Less than 1%
Paul LeFebvre	41,668	20,834	20,834	0	Less than 1%
Roger LeFebvre	41,668	20,834	20,834	0	Less than 1%
Ryan A. LeFebvre	41,668	20,834	20,834	0	Less than 1%
Raymond Markman[6]	247,241	100,001	128,587	18,653	Less than 1%
McCorkle Court Reporters, Inc.	41,668	20,834	20,834	0	Less than 1%
New England Cryogenic Center, Inc.[7]	41,668	20,834	20,834	0	Less than 1%
Ronald T. Perella	41,668	20,834	20,834	0	Less than 1%
Alter Rubin	60,000	30,000	30,000	0	Less than 1%
Schlumberger LTD Group Master Trust[8]	472,500	155,000	155,000	162,500	2.64%
Robin L. Smith[9]	528,115	16,667	16,667	494,781	7.79%
Solutions in Marketing, Inc.[10]	3,000	0	3,000	0	Less than 1%
Southpoint Master Fund LP11	775,000	200,000	200,000	375,000	6.12%
Jeffrey Tauber	50,000	25,000	25,000	0	Less than 1%
Catherine M. Vaczy[12]	229,585	7,500	7,500	214,585	3.53%
Wall Street Communications Group, Inc.[13]	300,000	50,000	250,000	0	Less than 1%

6 Raymond Markman provides investor relations services to the Company and acted as a finder in connection with the May 2008 private placement. Beneficial ownership includes 136,921 shares of Common Stock underlying warrants, 8,334 of which are not being offered pursuant to this Prospectus.

7 New England Cryogenic Center, Inc. is a party to a Master Services Agreement with the Company pursuant to which they will provide processing and cryogenic storage services for adult stem cells collected by the Company.

8 Beneficial ownership includes 317,500 shares of Common Stock underlying warrants, 162,500 of which are not being offered pursuant to this Prospectus.

9 Robin L. Smith has been the Chief Executive Officer and Chairman of the Board of the Company since June 2, 2006. Prior thereto, Dr. Smith served as Chairman of the Advisory Board of the Company since September 2005. Beneficial ownership includes:  50,312 shares of Common Stock underlying warrants, 33,645 of which are not being offered pursuant to this Prospectus; and 314,000 shares of Common Stock issuable upon exercise of options, none of which are being offered pursuant to this Prospectus.

10 Solutions in Marketing, Inc. served as a consultant to the Company.

11 Southpoint Master Fund LP is the beneficial owner of more than 10% of the Company’s common stock. Beneficial ownership includes 325,000 shares of Common Stock underlying warrants, 125,000 of which are not being offered pursuant to this Prospectus.

12  Catherine M. Vaczy has been the Vice President and General Counsel of the Company since April 2005. Beneficial ownership includes:  11,584 shares of Common Stock underlying warrants, 4,084 of which are not being offered pursuant to this Prospectus; and 73,000 shares of Common Stock issuable upon exercise of options, none of which are being offered pursuant to this Prospectus.

13 Wall Street Communications Group, Inc. is a consultant to the Company.

PLAN OF DISTRIBUTION

We are registering for resale by the selling stockholders a total of 2,067,861 shares of Common Stock, of which 909,152 shares are issued and outstanding and 1,158,709 shares are issuable upon exercise of warrants.

The Selling Stockholders and any of their respective donees, transferees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the American Stock Exchange or any stock exchange, market or trading facility on which the shares are traded in the future, or in private transactions. These sales may be at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The Selling Stockholders will act independently of NeoStem, Inc. in making decisions with respect to the timing, manner and size of each sale.

The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock or shares underlying warrants and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker- dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We will bear all of the costs, expenses and fees in connection with the registration of the shares of common stock, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares, which will be borne by the Selling Stockholder selling such shares of common stock along with the fees and expenses of their counsel. The Company has mutual indemnification agreements with most of the Selling Stockholders against certain losses, damages, liabilities (including liabilities under the Securities Act), costs and expenses.

LEGAL MATTERS

The validity of the shares to be offered by this prospectus will be passed upon for us by Catherine M. Vaczy, Esq., New York, NY. Ms. Vaczy is the Vice President and General Counsel of the Company, and is the beneficial owner of approximately 3.77% of the Company’s common stock.

EXPERTS

Holtz Rubenstein Reminick LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2007 and for the three year period then ended included in (i) our Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 28, 2008 and (ii) Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2007, filed on April 29, 2008, both of which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on the report of Holtz Rubenstein Reminick LLP, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 28, 2008;
•	The Company’s Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007, filed on April 29, 2008;
•	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed on May 15, 2008;
•	The filed portions of the Company’s Current Reports on Form 8-K, filed on January 9, January 11, March 26, May 23 and June 26, 2008; and

•
The description of our common stock as set forth in the section entitled “Description of Securities” in the Company’s Registration Statement on Form 8-A filed on August 8, 2007 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, which incorporates by reference the description of the common stock contained in the section entitled "Description of Securities" in the Prospectus filed on July 16, 2007 pursuant to Rule 424(b) with respect to the Company's Registration Statement on Form SB-2 (Registration No. 333-142923) filed with the Securities and Exchange Commission (the "Registration Statement"), including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all other reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the termination of the offering.

To receive a free copy of any of the documents incorporated by reference in this prospectus, call or write to NeoStem, Inc., Attention: Secretary, 420 Lexington Avenue, Suite 450, New York, NY 10170, (telephone number is (212) 584-4180). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act and we therefore file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the Securities and Exchange Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s Internet site is www.sec.gov. You may also view our filings with the Securities and Exchange Commission on our internet site at www.neostem.com.

This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the securities. As permitted by the Securities and Exchange Commission’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the public reference facilities maintained by the Securities and Exchange Commission in Washington, D.C.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Securities Exchange Act filings, each such statement being qualified in all respects by such reference.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (“GCL”) authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation is consistent with the Delaware GCL. Each of our directors, officers, employees and agents will be indemnified to the extent permitted by the Delaware GCL. We also maintain insurance on behalf of our directors and officers against liabilities asserted against such persons and incurred by such persons in such capacities, whether or not we would have the power to indemnify such persons under the Delaware GCL. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 1, 2008.

NEOSTEM, INC.

By:	/s/ Robin L. Smith
Name:	Robin L. Smith
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robin L. Smith and Catherine M. Vaczy as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robin L. Smith	Director, Chief Executive
Robin L. Smith	Officer and Chairman of the Board (Principal Executive Officer)	July 1, 2008

/s/ Larry A. May	Chief Financial Officer
Larry A. May	(Principal Financial Officer and Principal Accounting Officer)	July 1, 2008

/s/ Mark Weinreb
Mark Weinreb	Director and President	July 1, 2008

/s/ Joseph Zuckerman
Joseph Zuckerman	Director	July 1, 2008

/s/ Richard Berman
Richard Berman	Director	July 1, 2008

Steven S. Myers	Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution

The following table sets forth an itemized estimate of fees and expenses payable by the Registrant in connection with the offering of the securities described in this registration statement, none of which will be paid by the selling securityholders:

SEC registration fee	$126.10
Legal fees and expenses	$5,500.00
Accounting fees and expenses	$5,000.00
Printing expenses	$300.00
Mailing and Miscellaneous	$1,000.00
Total	$11,926.10

Item 15.                  Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Under the General Corporation Law of Delaware, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, the Delaware GCL also provides that we also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. However, in such an action by or on our behalf, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to us unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Our certificate of incorporation is consistent with the Delaware GCL. Each of our directors, officers, employees and agents will be indemnified to the extent permitted by the Delaware GCL. We also maintain insurance on behalf of our directors and officers against liabilities asserted against such persons and incurred by such persons in such capacities, whether or not we would have the power to indemnify such persons under the Delaware GCL.

ITEM 16. EXHIBITS

Exhibit		Description	Reference

3	(a)	Amended and Restated Certificate of Incorporation dated August 29, 2006 (1)	3.1
	(b)	Amendment to Amended and Restated Certificate of Incorporation dated August 8, 2007 (2)	3.1
	(c)	Amended and Restated By-laws (3)	3.1
	(d)	First Amendment to Amended and Restated By-laws (4)	3.2
4	(a)	Specimen Certificate for Common Stock (2)	4.1
	(b)	Form of Subscription Agreement among NeoStem, Inc. and certain investors listed therein (5)	10.1
	(c)	Form of Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. (5)	10.2
	(d)	Form of Redeemable Finder’s Warrant to Purchase Shares of Common Stock of NeoStem, Inc. (6)	4.1
	(e)	Consulting Agreement dated January 1, 2008 between NeoStem, Inc. and JFS Investments, Inc. (6)	4.2
	(f)	Form of Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. Issued to JFS Investments Inc. (6)	4.3
	(g)	Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. Issued to Solutions in Marketing, Inc. (6)	4.4
	(h)	Warrant to Purchase Shares of Common Stock of NeoStem, Inc. Issued to Wall Street Communications Group, Inc. (6)	4.5
5	(a)	Opinion re: legality (6)	5.1
23	(a)	Consent of Holtz Rubenstein Reminick LLP(6)	23.1
	(b)	Consent of Catherine M. Vaczy, Esq. (6) (included as part of Exhibit 5(a))
24	(a)	Power of Attorney (6) (included as part of signature page)

Notes:

(1) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the Company's Registration Statement on Form S-1, File No. 333-137045, which exhibit is incorporated here by reference.

(2) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the Company's Registration Statement on Form S-3, File No. 333-145988, which exhibit is incorporated here by reference.

(3) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the quarterly report of the Company on Form 10-Q for the quarter ended June 30, 2005, which exhibit is incorporated here by reference.

(4) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated August 1, 2006, which exhibit is incorporated here by reference.

(5) Filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the current report of the Company on Form 8-K, dated May 20, 2008, which exhibit is incorporated here by reference.

(6) Filed herewith.

Item 17.                  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B,

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

NEOSTEM. INC.

EXHIBIT INDEX

EXHIBIT	DESCRIPTION	NO.
4(d)	Form of Redeemable Finder’s Warrant to Purchase Shares of Common Stock of NeoStem, Inc.	4.1

4(e)	Consulting Agreement dated January 1, 2008 between NeoStem, Inc. and JFS Investments, Inc.	4.2

4(f)	Form of Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. Issued to JFS Investments Inc.	4.3

4(g)	Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. issued to Solutions in Marketing, Inc.	4.4

4(h)	Warrant to Purchase Shares of Common Stock of NeoStem, Inc. Issued to Wall Street Communications Group, Inc.	4.5

5(a)	Opinion of Catherine M. Vaczy, Esq.	5.1

23(a)	Consent of Holtz Rubenstein Reminick LLP	23.1

23(b)	Consent of Catherine M. Vaczy, Esq. (included as part of Exhibit 5(a))

24(a)	Power of Attorney (included as part of signature page)